Joint Filing Agreement

      The undersigned acknowledge and agree than any filings, including, without limitation, amended filings, with respect to transactions by
Shah Capital Opportunity Fund LP, Shah Capital LLC, Shah Capital Management, Inc. and Himanshu H. Shah, in shares of common stock of UTStarcom Holdings Corp. that are required under Section 16 of the Securities Exchange Act of 1934, as amended, may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned further agree to the filing, furnishing or incorporation by reference of this joint filing agreement as an exhibit to any joint filing made pursuant to Section 16, including any amendments thereto, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he or she knows or has reason to believe that such information is inaccurate. This joint filing agreement shall remain in full force and effect until revoked by any party hereto in a signed writing, provided to such other party hereto, and then only with respect to such revoking party.

      This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of this 29th day of January 2013.

/s/ Himanshu H. Shah
Himanshu H. Shah

SHAH CAPITAL LLC

By:   /s/ Himanshu H. Shah
        Himanshu H. Shah, Managing Member

SHAH CAPITAL MANAGEMENT, INC.


By:   /s/ Himanshu H. Shah
        Himanshu H. Shah, President

SHAH CAPITAL OPPORTUNITY FUND LP

By:  Shah Capital LLC, its General Partner


By:   /s/ Himanshu H. Shah
        Himanshu H. Shah, Managing Member